JEFFERSON BANCSHARES, INC. ANNOUNCES EARNINGS FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2013

Morristown, Tennessee -- (July 30, 2013) – Jefferson Bancshares, Inc.  (NASDAQ: JFBI), the holding company for Jefferson Federal Bank (the “Bank”), announced net income for the quarter ended June 30, 2013 of $565,000, or $0.09 per diluted share, compared to net income of $291,000, or $0.05 per diluted share, for the quarter ended June 30, 2012.   The improvement in net income reflects a reduction in the provision for loan losses more than offsetting a decrease in net interest income.

For the fiscal year ended June 30, 2013, the Company reported net income of $1.6 million, or $0.25 per diluted share, compared to a net loss of $4.0 million, or $0.64 per diluted share, for the fiscal year ended June 30, 2012.  The provision for loan losses was $800,000 for the fiscal year ended June 30, 2013 compared to $9.9 million for the prior fiscal year.

Anderson L. Smith, President and Chief Executive Officer, commented, “We are pleased with the steady progress our organization has made over the last twelve months, despite the challenging economic and interest rate environment.   We were profitable for the sixth consecutive quarter, with net earnings of $565,000 for the three months ended June 30, 2013 compared to $291,000 for the prior year period.  Asset quality continues to improve as charge-offs, nonperforming assets, and delinquencies have decreased. Our loan portfolio experienced growth during the quarter and we are cautiously optimistic that loan demand will continue to increase as we begin a new fiscal year.”

Net interest income decreased $220,000, or 5.1%, to $4.1 million for the quarter ended June 30, 2013 compared to $4.3 million for the same period in 2012.  The decrease in net interest income is primarily due to lower average balances and lower yields on loans, partially offset by lower average balances and lower rates on deposits.  The net interest margin was 3.67% for the quarter ended June 30, 2013 compared to 3.68% for the same period in 2012.   For the fiscal year ended June 30, 2013, net interest income decreased $1.5 million, or 8.3%, to $16.4 million compared to $17.9 million for the fiscal year ended June 30, 2012, while the net interest margin decreased 8 basis points to 3.64% compared to 3.72% for the prior fiscal year.

Noninterest income remained relatively unchanged at $494,000 for the quarter ended June 30, 2013 compared to $491,000 for the same period in 2012.  For the fiscal year ended June 30, 2013, noninterest income decreased $67,000, or 3.1%, to $2.1 million compared to $2.2 million for the prior fiscal year. The decrease was primarily the result of a decline in service charges and fees totaling $70,000 and an increase in net losses on sale of other real estate owned (“OREO”) totaling $97,000 more than offsetting an increase in mortgage origination fee income totaling $139,000.

Noninterest expense remained stable at $3.8 million for the quarter ended June 30, 2013 and decreased $1.1 million, or 6.9%, to $15.5 million for the fiscal year ended June 30, 2013 compared to the same periods in 2012.  Valuation adjustments and expenses on OREO decreased $105,000 and $1.6 million, respectively, for the three and twelve month periods ended June 30, 2013 compared to the same periods in 2012.  Compensation expense increased $18,000 and $552,000, respectively, for the three and twelve month periods ended June 30, 2013 due to increases in commissions, salary expense, and health insurance costs.

At June 30, 2013, total assets were $503.0 million compared to $522.9 million at June 30, 2012.  Net loans decreased slightly to $321.3 million at June 30, 2013, compared to $322.5 million at June 30, 2012. Total deposits decreased $24.2 million, or 5.7%, to $399.6 million at June 30, 2013 compared to $423.9 million at June 30, 2012 primarily due to the planned runoff of higher cost certificates of deposit.  Certificates of deposit comprised 37.1% of total deposits at June 30, 2013 compared to 40.2% of total deposits at June 30, 2012.  The average cost of interest-bearing deposits for the three-month period ended June 30, 2013 was 0.40% compared to 0.58% for the corresponding period in 2012.

The Bank continues to be well-capitalized under regulatory requirements. At June 30, 2013, the Bank's total risk-based, Tier 1 risk-based, and Tier 1 leverage capital ratios were 14.18%, 12.93%, and 9.21%, respectively, compared to 13.42%, 12.17%, and 8.23%, respectively, at June 30, 2012.  At June 30, 2013, the Company had 6,601,091 common shares outstanding with a book value of $8.03 per common share.

Nonperforming assets totaled $19.2 million, or 3.81% of total assets, at June 30, 2013, compared to $25.2 million, or 4.82% of total assets, at June 30, 2012.  Nonaccrual loans totaled $12.8 million at June 30, 2013 compared to $18.6 million at June 30, 2012. Nonaccrual loans with a current payment status represented approximately 71% of total nonaccrual loans at June 30, 2013.  Foreclosed real estate totaled $5.4 million at June 30, 2013 compared to $6.1 million at June 30, 2012.  Net charge-offs for the three months ended June 30, 2013 were $10,000, or 0.01% of average loans annualized, compared to $1.6 million, or 1.84% of average loans annualized, for the quarter ended June 30, 2012. The allowance for loan losses was $5.7 million, or 1.73% of total loans, at June 30, 2013 compared to $5.9 million, or 1.78% of total loans, at June 30, 2012. There was no provision for loan losses recorded for the quarter ended June 30, 2013, compared to $600,000 for the quarter ended June 30, 2012.  The decrease in the provision for loan losses is the result of improvements in asset quality.

Jefferson Bancshares, Inc. is the holding company for Jefferson Federal Bank, a Tennessee-chartered savings bank headquartered in Morristown, Tennessee.  Jefferson Federal Bank is a community oriented financial institution offering traditional financial services with offices in Hamblen, Knox, Washington and Sullivan Counties, Tennessee.  The Company’s stock is listed on the NASDAQ Global Market under the symbol “JFBI.”  More information about Jefferson Bancshares and Jefferson Federal Bank can be found at its website:  www.jeffersonfederal.com.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.”  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement.  Such factors include, but are not limited to:  prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.  The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

JEFFERSON BANCSHARES, INC.

	At	At
	June 30, 2013	June 30, 2012
	(Dollars in thousands)

Financial Condition Data:
Total assets	$503,028	$522,930
Loans receivable, net	321,299	322,499
Cash and cash equivalents, and
interest-bearing deposits	24,514	56,693
Investment securities	96,024	83,483
Deposits	399,642	423,882
Repurchase agreements	551	398
FHLB advances	37,626	37,863
Subordinated debentures	7,358	7,245
Stockholders' equity	$53,025	$52,629

	Three Months Ended June 30,		Year Ended June 30,
	2013	2012	2013	2012
	(Dollars in thousands, except per share data)		(Dollars in thousands, except per share data)

Operating Data:
Interest income	$4,820	$5,235	$19,501	$22,432
Interest expense	744	939	3,130	4,570
Net interest income	4,076	4,296	16,371	17,862
Provision for loan losses	-	600	800	9,873
Net interest income after
provision for loan losses	4,076	3,696	15,571	7,989
Noninterest income	494	491	2,113	2,180
Noninterest expense	3,806	3,806	15,546	16,693
Earnings before income taxes	764	381	2,138	(6,524)
Total income taxes	199	90	544	(2,524)
Net earnings	$565	$291	$1,594	$(4,000)

Share Data:
Earnings per share, basic	$0.09	$0.05	$0.25	$(0.64)
Earnings per share, diluted	$0.09	$0.05	$0.25	$(0.64)
Book value per common share	$8.03	$7.94	$8.03	$7.94
Weighted average shares:
Basic	6,275,519	6,261,914	6,270,523	6,243,347
Diluted	6,275,519	6,261,914	6,270,523	6,243,347

	Three Months Ended June 30,		Year Ended June 30,
	2013	2012	2013	2012
	(Dollars in thousands)		(Dollars in thousands)

Allowance for Loan Losses:
Allowance at beginning of period	$5,670	$6,807	$5,852	$8,181
Provision for loan losses	-	600	800	9,873
Recoveries	12	677	439	934
Charge-offs	(22)	(2,232)	(1,431)	(13,136)
Net Charge-offs	(10)	(1,555)	(992)	(12,202)
Allowance at end of period	$5,660	$5,852	$5,660	$5,852

Net charge-offs to average outstanding
loans during the period, annualized	0.01%	1.84%	0.31%	3.36%

	At	At
	June 30, 2013	June 30, 2012
	(Dollars in thousands)

Nonperforming Assets:
Nonperforming loans	$12,796	$18,562
Nonperforming investments	942	207
Real estate owned	5,433	6,075
Other nonperforming assets	-	348

Total nonperforming assets	$19,171	$25,192

	Year Ended	Year Ended
	June 30, 2013	June 30, 2012

Performance Ratios:
Return on average assets	0.31%	(0.74%)
Return on average equity	2.97%	(7.37%)
Interest rate spread	3.55%	3.60%
Net interest margin	3.64%	3.72%
Efficiency ratio	84.16%	83.38%
Average interest-earning assets to
average interest-bearing liabilities	112.76%	111.99%

Asset Quality Ratios:
Allowance for loan losses as a
percent of total loans	1.73%	1.78%
Allowance for loan losses as a
percent of nonperforming loans	44.23%	31.53%
Nonperforming loans as a percent
of total loans	3.91%	5.65%
Nonperforming assets as a percent
of total assets	3.81%	4.82%

Contacts:

Jefferson Bancshares, Inc.
Anderson L. Smith, President and Chief Executive Officer 423-586-8421
Jane P. Hutton, Chief Financial Officer 423-586-8421